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                                                                    Exhibit 15.1





July 9, 2001


The Cleveland Electric Illuminating Company
76 South Main Street
Akron, Ohio  44308


Gentlemen:

We are aware that The Cleveland Electric Illuminating Company has incorporated by reference in this Registration Statement on Form S-2 its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 14, 2001, covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

ARTHUR ANDERSEN LLP